Exhibit 16

DOV WEINSTEIN & CO., C.PA. (ISR)
Certified Public Accountants

July 23, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements of Andain, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of the Form 8-K dated 23 July, 2012 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Dov Weinstein & Co. C.P.A. (Isr)
Dov Weinstein & Co. C.P.A. (Isr)